EXHIBIT10.49

QUOTA SHARE REINSURANCE AGREEMENT

(hereinafter referred to as the "Agreement")

between

THE WELLCARE MANAGEMENT GROUP, INC.

(hereinafter called "WellCare")

and

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

(hereinafter called "Allianz")

This Agreement is made and entered into as of the day of September
1, 1995;

WITNESSETH

WHEREAS, WellCare currently operates a Medicare Risk Contract program called Senior Health (herein referred to as "The Program"), duly approved by federal authorities of the Federal Health and Human Services ("HHS") Health Care Finance Administration ("HCFA") to provide health coverage to Medicare beneficiaries seniors ("seniors") and other persons eligible therefore; and

WHEREAS, Allianz is engaged in the business of insurance, reinsurance and risk sharing services to the HMO industry; and

WHEREAS, WellCare desires to cede to Allianz and Allianz desires to reinsure WellCare on the basis, terms and conditions of this Agreement, a quota share of the contractual risks and rewards of The Program.

NOW, THEREFORE, in consideration of the promises and the mutual representations, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, and intending to be legally bound, WellCare and Allianz do hereby represent, covenant, promise and agree as follows:

ARTICLE I
BASIS OF REINSURANCE

WellCare hereby agrees to cede, and Allianz hereby agrees to accept, by way of reinsurance on the terms and conditions hereinafter appearing, the following quota share of the WellCare
Claim and Administrative Expenses under The Program for each of the years listed.

1996                     25%
1997                     25%
1998                     25%
1999                     10%
2000                     10%
2001; 2002; 2003; 2004; 2005  10%
(if applicable)

WellCare "Claim Expenses" will be the amounts paid by WellCare to providers of health services for The Program, whether paid by case rate, capitation, per diem, DRG, or fee for service.

WellCare "Administrative Expenses" will be the following percentages of gross revenue received by WellCare for The Program.

1996                     15%
1997                     14%
1998                     13%
1999                     12%
2000                     11%
2001; 2002; 2003; 2004; 2005  10%
(if applicable)

ARTICLE 2
PAYMENT TO WELLCARE

In addition, Allianz will pay to WellCare, on behalf of WellCare
University, the amount of Two million dollars ($2,000,000.00) payable pursuant to the following dates:

January 1, 1996               $250,000
April 1, 1996                 $250,000
July 1, 1996                  $250,000
October 1, 1996               $250,000
January 1, 1997               $125,000
April 1, 1997                 $125,000
July 1, 1997                  $125,000
October 1, 1997               $125,000
January 1, 1998               $125,000
April 1, 1998                 $125,000
July 1, 1998                  $125,000
October 1, 1998               $125,000

Also this payment will not be subject to the cancellation provisions contained in Article 4.

ARTICLE 3
PREMIUM AND REPORTS

3.1 Reinsurance premium will be the Allianz Quota Share of Net
Revenue received by WellCare for The Program, less the Allianz
Quota Share of Administrative Expenses and Claim Expenses for The
Program.

3.2 WellCare shall send to Allianz a report for each month within twenty (20) days after the end of the month, showing the Allianz Quota Share for The Program for the month, of gross revenue less Claim Expenses less Administrative Expense, along with detail of gross revenue and Claim Expenses in a format approved by Allianz. If there is a positive balance, this reinsurance premium is payable and due with the report. If there is a negative balance, this reinsurance recovery is payable by Allianz to WellCare within ten (10) days of receipt of the report.

ARTICLE 4
TERM AND CANCELLATION

4.1 Term. This Agreement is effective January 1, 1996. It will continue through 2000, and may continue thereafter, year to year, at the option of Allianz, through 2005. However, the provisions under Article 2 will be deemed effective upon execution of this Agreement.

4.2 Cancellation.
(a) If either party is dissolved or liquidated, or shall apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or answer seeking its reorganization or an arrangement with its creditors or to take advantage of an insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating said party or appointing a receiver, trustee or liquidator for said party or all or a substantial part of its assets, and such order, judgment or decree shall continue in effect for any period of ninety (90) consecutive days, then in case of any such event, this Agreement shall expire, at the other party's option, on five (5) days written notice, notwithstanding any other provision in this Agreement.

(b) If WellCare or Allianz shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by it, and such default shall continue for a period the greater of thirty (30) days or in cases where the alleged default is a result of governmental action or inaction, such longer period as shall be required to exhaust all procedural and substantive rights available by law to cure same under applicable governmental or third party payor laws or regulations, or, if other defaults are curable but not within the thirty (30) days period, such longer time as may be required shall be given to cure, provided that the defaulting party begins to cure immediately and thereafter proceeds diligently and without interruption until the cure is completed, after written notice by the non-defaulting party to the other specifying the default in question and requesting that the default be cured, then in case of any such event and upon the expiration of any period of grace applicable thereto the term of this Agreement shall expire, at the option of the non-defaulting party, on five (5) days written notice to the other party.

(C) Either party shall have the right to terminate this Agreement at any time if the operating license for The Program or any substantial portion thereof is revoked or suspended for more than sixty (60) consecutive days provided all procedural and substantive rights available under law to reserve or modify same shall have first been exhausted by WellCare if it chooses to pursue such rights, in its sole discretion. Notwithstanding the foregoing, either party's right to terminate hereunder shall be exercised only by delivery of written notice to the other party no later than ten (10) days after expiration of the aforementioned sixty (60) day period or the exhaustion of all such procedural and substantive rights.

ARTICLE 5
POTENTIAL REDUCTIONS IN WELLCARE ADMINISTRATION EXPENSES

5.1 If for any year after 1998, WellCare Claim Expenses plus Administrative Expenses exceed its gross revenue for The Program, WellCare will pay Allianz an amount to cover the Allianz Quota Share of this loss, but such payment is not to exceed 1% of gross revenue for The Program for that year.

5.2 If there is a legal mandate that seniors within the WellCare service area be given the option of receiving Medicare services from an HMO, then the WellCare Administrative Expenses will be reduced by the savings to WellCare caused by this mandate, but such reduction is not to exceed 4% of gross revenues for The Program.

ARTICLE 6
RETENTION OF CONTROL BY WELLCARE

Subject to all provisions herein contained, WellCare, acting by and through its duly authorized officers, shall at all times exercise overall control over the assets and operations of WellCare and The Program.

ARTICLE 7
BANK ACCOUNTS AND WORKING CAPITAL

WellCare shall establish a bank account or accounts solely for The Program (the "Operating Accounts") and thereafter deposit therein all funds received by WellCare from the operations of The Program. WellCare shall have responsibility for thereafter maintaining and reconciling such Operating Accounts. WellCare shall provide sufficient working capital for the operation of The Program and shall deposit such working capital in the Operating Program. All costs and expenses incurred in the operations of The Program shall be paid out of the Operating Accounts of The Program or by WellCare.

ARTICLE 8
GOVERNMENT REGULATIONS

WellCare agrees to use its best efforts to operate and maintain The Program in compliance with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over WellCare and The Program and its operations.

ARTICLE 9
TAXES

Any federal, state or local taxes, assessments or other governmental charges properly imposed on WellCare resulting from The Program are the obligations of WellCare, and shall be paid out of the Operating Accounts or by WellCare.

ARTICLE 10
IMPAIRMENT DUE TO GOVERNMENTAL ACTION

In the event any federal, state, local government, or insurance law, regulation, policy and/or interpretation of the same shall impair (impairment being considered either an operational or financial sense) the continuing validity and/or effectiveness of any material provision hereof, the parties shall meet within thirty (30) days after such impairment and agree upon a modification of this Agreement so that each party will receive the benefits that was expected or, if the parties agree that the impairment is so material that the Agreement cannot be modified so that each party would receive the benefits expected, agree to terminate the Agreement.

ARTICLE 11
ACCESS TO RECORDS

Each party shall have access to records of the other party necessary to carry out and monitor the terms of this Agreement.

ARTICLE 12
LIABILITY INSURANCE

WellCare agrees that basic limits of professional malpractice liability insurance will be maintained during this Agreement for WellCare and The Program and for any member, employee, or subcontractor of WellCare who will be providing services to or for The Program, with coverage in an amount of not less than $1,000,000 per occurrence and $3,000,000 per annual aggregate, however the policy shall in the form and amounts of such coverage be not less than those required by all applicable regulatory agencies and by other applicable New York insurance laws and regulations. WellCare agrees to provide Allianz with certificates of insurance as evidence of coverage (and showing that Allianz is named as an additional insured) and to provide written notice to Allianz of any proposed modifications, cancellation or termination of the above-referenced insurance coverage at least thirty (30) days prior thereto.

ARTICLE 13
INSOLVENCY OF WELLCARE

Allianz hereby agrees that in the event of the insolvency of WellCare this Agreement shall be so construed that any amount owed to WellCare shall be payable directly to WellCare or to its liquidator, receiver, conservator, or statutory successor on the basis of the liability of WellCare without diminution because of the insolvency of WellCare or because the liquidator, receiver, conservator, or statutory successor of WellCare has failed to pay all or a portion of any claim. It is further agreed that the liquidator, receiver, conservator, or statutory successor of WellCare shall give written notice to Allianz of the pendency of a claim against WellCare within a reasonable time after such claim is filed in the insolvency proceedings; and that during the pendency of such claim Allianz may investigate such claim and interpose at its own expense in the proceedings where such claim is to be adjudicated any defense or defenses which it may deem available to WellCare or its liquidator, receiver, conservator, or statutory successor.

ARTICLE 14
OFFSET

Any debits or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either WellCare or Allianz with respect to this Agreement or with respect to any other claim of one party against the other are deemed mutual debits or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

ARTICLE 15
ARBITRATION

If any dispute shall arise between the parties, either before or after termination of this Agreement, with reference to the interpretation of this Agreement or the rights of either party with respect to any transaction under this Agreement, the dispute shall be referred to three arbitrators, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after the receipt of written notice from the other party requesting it to do so, the requesting party may nominate two arbitrators who shall choose the third. In the event the two arbitrators do not agree on the selection of the third arbitrator within thirty (30) days after both arbitrators have been named then the third arbitrator shall be selected, pursuant to the commercial arbitration rules of the American Arbitrator Association. The arbitrators shall be officials or former officials of other insurance or reinsurance companies. The arbitration shall take place in the State of New York, and the arbitration proceedings are to be governed by the rules of the American Arbitration Association. The arbitrators shall consider this Agreement an honorable engagement rather than merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of a majority of the arbitrators shall be final and binding on both parties and judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. Each party shall pay the expense of the arbitrator chosen by it and share the expense of the third arbitrator. Arbitration is the sole remedy for disputes arising under this contract.

IN WITNESS WHEREOF, the parties have set their signatures below.

THE WELLCARE MANAGEMENT GROUP, INC.

By:/s/ Edward A. Ullmann
Title:President/CEO
Date:

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:/s/Thomas Lynch
Title:Senior Vice President
Date: